                                                                    Exhibit 99.2

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

        On May 23, 1997, the joint tender offer (the "Joint Tender Offer") of CSX Corporation (the "Company") and Norfolk Southern Corporation ("NSC") for the outstanding shares of Conrail Inc. ("Conrail") not already owned by them (the "Shares") expired. As a result of the contribution by the Company and NSC of Conrail shares owned by them before the Joint Tender Offer, as well as the contribution of funds to complete the Joint Tender Offer and the subsequent merger of Conrail with a subsidiary of an acquisition entity jointly owned by the Company and NSC (the "Acquisition Entity"), they have, respectively, a 42 percent and a 58 percent economic interest in the Acquisition Entity which now owns all of the Conrail shares. Such shares are being held in a voting trust pending approval by the Surface Transportation Board (the "STB"). The Company and NSC also each may exercise a 50 percent voting interest in the Acquisition Entity and each has the right to appoint half of that entity's directors and a full-time Co-Chief Executive Officer. Under the agreement, dated as of April 8, 1997, between the Company and NSC providing for their joint acquisition of Conrail (the "CSX/NSC Agreement"), subject to STB approval, the Company will operate routes and assets (or rights thereto) that generated approximately 42 percent of Conrail's 1995 revenues.

        The Unaudited Pro Forma Financial Statements included herein present a Condensed Consolidated Statement of Financial Position for the Company as of June 27, 1997, and Condensed Consolidated Statements of Earnings for the six months ended June 27, 1997, and the fiscal year ended December 27, 1996. The pro forma financial statements reflect (i) the completion by the Company and NSC of their Joint Tender Offer for the Conrail Shares and the subsequent merger at $115 per share through the Acquisition Entity; and (ii) the related borrowings by the Company.

        These events occurred prior to June 27, 1997 and, with the exception of certain transaction fees expected to be incurred after that date, the Historical Condensed Consolidated Statement of Financial Position includes the Company's full 42% investment in Conrail. The Pro Forma Condensed Consolidated Statement of Financial Position reflects all transaction fees as if they had been incurred on or before June 27, 1997. The Pro Forma Condensed Consolidated Statements of Earnings reflect the events as if they had occurred at the beginning of the period presented. The financial information for Conrail was based upon its historical financial statements for the six months ended June 30, 1997, provided to the Company by Conrail's management, and such financial statements for the year ended December 31, 1996, as reported in its Form 10-K. Conrail's results for the six months ended June 30, 1997 included one-time charges of $394 million (pre-tax) to reflect obligations for separation-related compensation to certain Conrail executives and the termination of its Employee Stock Ownership Plan, as well as $68 million (pre-tax) in other acquisition-related costs. Conrail's 1996 results included a special charge of $135 million (pre-tax) for voluntary separation programs, as well as $16 million (pre-tax) in acquisition-related costs.

        The Company is using the equity method of accounting for its interest in Conrail following consummation of the Joint Tender Offer and the merger and continuing as long as the Conrail shares are held in the voting trust - a period that will extend at least until the effective date of the STB's decision approving the transactions contemplated by the agreements concerning the joint control and division of Conrail between CSX and NSC (if such approval is obtained). In accordance with Accounting Principles Board ("APB") Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock," the excess of the Company's purchase price over the underlying net assets acquired ("Excess") is being amortized. Based on a preliminary analysis of the fair value of the underlying net assets of Conrail, the Company believes a significant portion of the Excess will be allocated to long-lived assets other than goodwill. Further information as to the values of assets and liabilities, as well as additional analysis of such information and specific allocations to the Company or NSC, may affect these preliminary estimates.

        The method of accounting for the investment in Conrail subsequent to dissolution of the voting trust will depend on the final terms of the ownership arrangement between the Company and NSC approved by the STB. Additionally, the ultimate terms of leases, operating partnerships and other arrangements will affect the accounting. It is also expected that some of the assets and operations of Conrail will remain subject to joint control by the Company and NSC and, thus, may continue to be accounted for using the equity method of accounting even after STB approval.

        The unaudited pro forma financial statements do not reflect synergies and, accordingly, do not account for any potential increases in operating income, any estimated cost savings, any adjustments to conform accounting practices or any capital expenditures to be realized or made by either the Company or Conrail to achieve such improvements. The unaudited pro forma financial statements are prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that might have occurred had the applicable transactions actually taken place on the date indicated, or of future results of operations or financial position of the standalone or combined entities.

        The unaudited pro forma financial statements are based on the historical consolidated financial statements of the Company and Conrail and should be read in conjunction with such historical financial statements and the notes thereto, except with respect to the historical consolidated financial statements of Conrail for the six months ended June 30, 1997. Such financial statements have been provided to the Company by Conrail's management and, subsequent to the joint acquisition, are not required to be reported on Form 10-Q.

        PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                               As of June 27, 1997
                                    Unaudited
                              (Dollars in Millions)
                                                                       Pro Forma
                                                                       CSX with
                                               CSX        Pro Forma     Conrail
                                            Historical   Adjustments  Investment
                                            ----------   -----------  ----------
 Assets
     Current assets                           $ 2,153     $  (20) (1)  $ 2,133
     Properties - net                          11,998                   11,998
     Investment in Conrail                      4,188         20  (1)    4,208
     Other long-term assets                     1,130                    1,130
                                              -------     ------       -------

         Total assets                         $19,469     $   --       $19,469
                                              =======     ======       =======

 Liabilities
     Current liabilities                      $ 2,430                  $ 2,430
     Long-term debt                             6,753                    6,753
     Deferred income taxes                      2,779                    2,779
     Other long-term liabilities                2,197                    2,197
                                              -------     ------       -------
         Total liabilities                     14,159         --        14,159
                                              -------     ------       -------

 Shareholders' Equity
     Common stock                                 218                      218
     Other capital                              1,482                    1,482
     Retained earnings                          3,717                    3,717
     Minimum pension liability                   (107)                    (107)
                                              -------     ------       -------
         Total shareholders' equity             5,310         --         5,310
                                              -------     ------       -------
         Total liabilities and shareholders'
           equity                             $19,469     $   --       $19,469
                                              =======     ======       =======



See accompanying Notes to Unaudited Pro Forma Financial Statements.

             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                         Six Months Ended June 27, 1997
                                    Unaudited
                  (Dollars in Millions, Except Per Share Data)

                                                                       Pro Forma
                                                                       CSX with
                                               CSX        Pro Forma     Conrail
                                            Historical   Adjustments  Investment
                                            ----------   -----------  ----------

 Operating revenue                            $ 5,245                  $ 5,245
 Operating expense                              4,488                    4,488
                                              -------                  -------
 Operating income                                 757                      757
 Other income (expense)                            11     $   (3) (3)        8
 Interest expense                                 195         61  (2)      256
                                              -------     ------       -------
 Earnings before income taxes                     573        (64)          509
 Income tax expense                               195        (23) (4)      172
                                              -------     ------       -------
 Net earnings                                 $   378     $  (41)      $   337
                                              =======     ======       =======

 Earnings per share                           $  1.74     $(0.19)      $  1.55
 Average common shares outstanding
   (thousands)                                217,456                  217,456


See accompanying Notes to Unaudited Pro Forma Financial Statements.

             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                       Fiscal Year Ended December 27, 1996
                                    Unaudited
                  (Dollars in Millions, Except Per Share Data)

                                                                       Pro Forma
                                                                       CSX with
                                               CSX        Pro Forma     Conrail
                                            Historical   Adjustments  Investment
                                            ----------   -----------  ----------

Operating revenue                             $10,536                  $10,536
Operating expense                               9,014                    9,014
                                              -------                  -------
Operating income                                1,522                    1,522
Other income                                       43     $   73  (3)      116
Interest expense                                  249        284  (2)      533
                                              -------     ------       -------
Earnings before income taxes                    1,316       (211)        1,105
Income tax expense                                461        (96) (4)      365
                                              -------     ------       -------
Net earnings                                  $   855     $ (115)      $   740
                                              =======     ======       =======

Earnings per share                            $  4.00     $ (0.54)     $  3.46
Average common shares outstanding
  (thousands)                                 213,633                  213,633


See accompanying Notes to Unaudited Pro Forma Financial Statements.

                NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                  (Dollars in Millions, Except Per Share Data)

Note 1.  Preliminary Calculation of Purchase Price

        Pursuant to the CSX/NSC Agreement, CSX has invested approximately $4.124 billion (including $1.955 billion expended in November 1996, and excluding transaction fees) to acquire, through its ownership interest in Conrail, various Conrail routes and assets or rights thereto. The acquisition was financed with a combination of debentures and commercial paper. The purchase price has been preliminarily calculated as follows:


Estimated Conrail shares outstanding at May 23, 1997 (000's)                           86,150
Less:   Shares acquired pursuant to CSX's first tender offer (a)                      (17,775)
        Shares acquired pursuant to NSC's first tender offer                           (8,200)
            Shares acquired pursuant to Joint Tender Offer and merger                  60,175
Joint Tender Offer and merger price per share                                         $   115
                                                                                      -------
        Cost of shares acquired pursuant to Joint Tender Offer and merger             $ 6,920
Add:    Cost of shares acquired pursuant to CSX's first tender offer (a)                1,955
        Cost of shares acquired pursuant to NSC's first tender offer                      943
                                                                                      -------
            Joint purchase price                                                        9,818
CSX's allocation                                                                           42%
            Joint purchase price payable by CSX                                         4,124
Estimated transaction fees payable by CSX                                                  50
                                                                                      -------
Purchase price payable by CSX, including transaction fees                               4,174
Less:   Portion of transaction fees estimated to be incurred after June 27,1997           (20)
Add:    CSX's equity in Conrail's  earnings,  less  amortization  of the purchase price in excess of 42% of Conrail's net assets, through
        June 27, 1997                                                                      34
                                                                                      -------
Investment in Conrail at June 27, 1997                                                  4,188
Pro forma adjustment to investment in Conrail for transaction fees estimated to
        be incurred after June 27, 1997                                                    20
                                                                                      -------
Pro forma investment in Conrail                                                       $ 4,208
                                                                                      =======

(a) Exclusive of 85,000 shares previously sold by CSX at an average price of $98.983 per share.

Note 2.  Debt

        As a consequence of the Company's first tender offer and its share of the subsequent Joint Tender Offer and merger, short-term and long-term debt of $4.204 billion was outstanding at June 27, 1997, as outlined below. This debt is inclusive of the proceeds of $2.5 billion of debentures, reduced by net repayments of commercial paper previously outstanding.

                                                            Weighted-Average
                                    Principal              Interest Rate for
                                     Amount               Pro Forma Adjustment
                                    ---------             --------------------

 Debentures                          $2,500                   7.55% (fixed)
 Commercial paper                     1,704                   5.85% (variable)
                                    -------
 Total debt incurred by CSX          $4,204                   6.86%
                                     ======


        As of June 27, 1997, the Company had financed with debt the following costs related to the joint acquisition of Conrail:

Joint purchase price payable by CSX                $4,124
Debt issuance-related financing fees                   50
Transaction fees paid through June 27, 1997            30
                                                 --------
Total costs financed with debt                     $4,204
                                                   ======


        Pro forma interest expense has been increased as a result of the additional debt incurred, as noted below. Debt placement fees, debt discount and related costs are being amortized on the interest method and, together with annual commitment fees, approximate $7 million in the first year after consummation of the Joint Tender Offer. Inclusive of these costs, the effective interest rate is approximately 7.02%. If interest rates assumed were to change by one-eighth of one percent, the pro forma interest expense on variable rate debt associated with the transaction would vary by $2 million annually.

                                                 Six Months         Fiscal Year
                                                    Ended              Ended
                                               June 27, 1997       Dec. 27, 1996
                                               -------------       -------------
Effective interest on $4.204 billion of debt        $148                 $295
Less: interest already recognized in
        historical financial statements (a)          (87)                 (11)
                                                   -----                -----
Pro forma adjustment                               $  61                 $284
                                                   =====                 ====


(a) Resulting from long-term debt incurred to finance the first tender offer in 1996 and, additionally, the Joint Tender Offer and subsequent merger in the second quarter of 1997.

Note 3.  Other Income

        The equity method of accounting will be applied to the Company's investment in Conrail throughout the period the investment is held in the voting trust. In accordance with APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock," other income includes 42% of Conrail's historical net income, adjusted for amortization, net of tax, of the difference between the Company's investment in Conrail and 42% of Conrail's underlying equity in net assets. The difference is primarily attributable to the estimated fair value of property and equipment, net of the related deferred taxes, and includes approximately $654 million in goodwill. This allocation is based on preliminary estimates of fair values of all Conrail assets and liabilities and is likely to change after regulatory approvals are obtained. To the extent that specific assets and liabilities are allocated to Conrail entities over which the Company will have a controlling financial interest, the allocation will be redesignated to follow the method in which the investment is accounted for subsequent to approval by the STB. The preliminary estimates are also likely to change as additional information concerning fair values and remaining useful lives becomes available. An appraisal of the assets is currently underway. The Company intends to amortize any goodwill resulting from the purchase over a period of 40 years. Adjustments to property and equipment are depreciated over their estimated remaining useful lives, which range from 2 to 102 years.


    Preliminary Allocation of Purchase Price
    ----------------------------------------
        Approximate net assets of Conrail at May 23, 1997                $3,203
        CSX's economic interest                                            x 42%
                                                                         ------
        CSX share of Conrail net assets                                   1,345
        Estimated fair value adjustments, principally  property
          and equipment                                                   3,480
        Deferred taxes on estimated fair value adjustments and
          transaction fees                                               (1,305)
        Estimated goodwill                                                  654
                                                                         ------
           Purchase price payable by CSX (including transaction fees)    $4,174
                                                                         ======



Detail of Pro Forma Adjustment
------------------------------
                                                        Six Months      Fiscal Year
                                                           Ended           Ended
                                                       June 27, 1997   Dec. 27, 1996
                                                       -------------   -------------
Conrail net income (a)                                     $ 150           $ 342
CSX's economic interest                                   x   42%         x   42%
                                                           -----           -----
   Equity earnings from investment in Conrail                 63             144
Depreciation                                                 (39)            (77)
Amortization of goodwill (40-year life)                       (8)            (16)
Tax benefit on depreciation                                   15              30
                                                           -----           -----
Net impact on other income                                    31              81
Less:  amounts recognized in historical financial
       statements (cost method for fiscal year ended
       Dec. 27, 1996;  equity method for the six
       months ended June 27, 1997)                           (34)             (8)
                                                           -----           -----
   Pro Forma adjustment to Other Income (Expense)          $  (3)          $  73
                                                           =====           =====

(a) For the Company's six months ended June 27, 1997, Conrail net income has been adjusted to exclude certain separation-related charges (see Notes 5 and 6).

Note 4.  Income Tax Expense

    Income tax expense includes the tax benefit on the additional interest expense (see Note 2) as well as the tax effect on equity income:


                                                      Six Months   Fiscal Year
                                                        Ended         Ended
                                                    June 27, 1997  Dec. 27, 1996
                                                    -------------  -------------
 Tax benefit on acquisition debt interest expense       $ (52)         $(104)
 Tax expense on dividends received                          1              5
                                                       ------          -----
 Net tax benefit                                          (51)           (99)
 Less tax benefit previously recognized                   (28)            (3)
                                                        -----          -----
     Pro forma adjustment to income tax expense         $ (23)         $ (96)
                                                        =====          =====

Note 5.  Unusual Events

        As described in Note 3, pro forma amounts reflected in the Pro Forma Condensed Consolidated Statements of Earnings were calculated and presented in accordance with the equity method of accounting. Conrail's operating results for the six months ended June 30, 1997 included certain acquisition-related charges that the acquiring companies are required to account for as liabilities established in connection with a purchase business combination under generally accepted accounting principles. These charges reflect obligations for separation-related compensation to certain Conrail executives, including vesting of benefits under certain stock compensation plans, and the termination of Conrail's Employee Stock Ownership Plan. The charges, which totaled $394 million on a pre-tax basis and $363 million on an after-tax basis, were excluded from the net earnings of Conrail in determining the proportionate share of such earnings recorded by the Company.

        Conrail incurred other one-time costs during its six months ended June 30, 1997 and fiscal year ended December 31, 1996 which were included in its net earnings in determining the proportionate share of such earnings recognized by the Company for purposes of the Pro Forma Condensed Consolidated Statements of Earnings. If the effects of 42% of Conrail's after-tax acquisition-related costs of $42 million had been excluded for the six months ended June 27, 1997, the Company's pro forma net earnings and pro forma earnings per share would have been $354 million and $1.63, respectively. If the effects of 42% of Conrail's one-time after-tax charge of $83 million related to voluntary separation programs and after-tax acquisition-related costs of $10 million had been excluded for the fiscal year ended December 27, 1996, the Company's pro forma net earnings and pro forma earnings per share would have been $779 million and $3.65, respectively.

Note 6.  Summarized Consolidated Conrail Financial Data

    Because of the numerous agreements that must be negotiated and completed, and because STB approval must be obtained, it is not possible to present some or most of the Company's investment in Conrail based on separate assets, liabilities and operations. However, the Company has a 42% economic interest in the entity formed to acquire Conrail shares. It is expected that in some form the Company will have a primary operating interest in certain routes and facilities of Conrail. The following historical Conrail financial data, as of and for the six months ended June 30, 1997 and the year ended December 31, 1996, respectively, are presented to facilitate an understanding of the Company's ultimate economic interest in Conrail:

                                  Conrail Inc.
                   Summarized Consolidated Statement of Income
                              (Dollars in millions)

                                            Six Months Ended
                                             June 30, 1997
                                        -------------------------
                                                     Excluding
                                                    Separation-
                                                      Related       Year Ended
                                         Actual      Charges       Dec. 31, 1996
                                         ------     -----------    -------------

Revenues                                $ 1,843       $1,843          $3,714
Operating expenses                        1,958(a)     1,564(a)(c)     3,113(b)
                                        -------       ------          ------
   Income from operations                  (115)         279             601
Interest expense                            (90)         (90)           (182)
Other income - net                           51           51             112
                                        -------       ------          ------
   Income (loss) before income taxes       (154)         240             531
Income taxes                                 59           90             189
                                        -------       ------          ------
   Net income (loss)                    $  (213)      $  150          $  342
                                        =======       ======          ======

(a) Operating expenses include $68 million in acquisition-related costs, $42 million after-tax.
(b) Operating expenses include a $135 million charge for voluntary separation programs, $83 million after-tax, and $16 million in acquisition-related costs, $10 million after-tax.
(c) Operating expenses exclude $394 million in separation-related charges, $363 million after-tax, resulting from the joint CSX/NSC acquisition.


                                  Conrail Inc.
                      Summarized Consolidated Balance Sheet
                              (Dollars in millions)

                                               As of                As of
                                           June 30, 1997      December 31, 1996
                                           -------------      -----------------
Assets
     Current assets                           $1,137               $1,117
     Property and equipment                    6,668                6,590
     Other assets                                733                  695
                                            --------             --------
         Total assets                         $8,538               $8,402
                                              ======               ======
Liabilities and Stockholders' Equity
     Current liabilities (a)                  $1,211               $1,092
     Long-term debt                            1,879                1,876
     Other long-term liabilities (a)           2,504                2,327
                                              ------               ------
         Total liabilities                     5,594                5,295
     Stockholders' equity                      2,944                3,107
                                              ------               ------
         Total liabilities and
           stockholders' equity               $8,538               $8,402
                                              ======               ======

(a) Of the $394 million expensed for separation-related charges, $265 million remained payable as of June 30, 1997. Current liabilities and other long term liabilities include separation-related payables of $110 million and $155 million, respectively.